EXHIBIT 10.1

Employment Agreement

Between

Image Sensing Systems, Inc. and James Murdakes

This Employment Agreement will supersede the March 23, 2004 Consulting Agreement.

POSITION:

Chief Executive Officer, President and Chairman of the Board of Directors.

TERM & TERMINATION

Term:   This is an “At Will” employment agreement effective January 1, 2006 and will be valid until December 31, 2006.

Termination:   Six months severance pay will be paid if terminated without cause as defined below.

Cause:   “Cause” means any failure to perform assigned job responsibilities that continues unremedied for a period of thirty (30) days after written notice to Murdakes by the Company; conviction of a felony or misdemeanor or failure to contest prosecution for a felony or misdemeanor; the Company’s reasonable belief that Murdakes engaged in a violation of any statute, rule or regulation, any of which in the judgment of the Company is harmful to the Company’s business or to the Company’s reputation; or the Company’s reasonable belief that Murdakes engaged in unethical practices, dishonesty or disloyalty.

CHANGE OF OWNERSHIP

For merger or sale of the Company, ISS agrees to pay twelve months salary in the event over 50% of the Company’s common stock changes hands, substantially all of the assets of the Company are sold or the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in stock ownership of the Company to constitute a change in control of the Company.

REMUNERATION:

Annual Salary:   $145,000 for the period January 1, 2006 to December 31, 2006 with the understanding that the Compensation Committee may adjust this amount if it so wishes.

Benefits:   In addition to the salary, Mr. Murdakes will receive 4 weeks vacation per year on an accrual basis and be eligible for any bonus awarded for achieving Company financial and strategic objectives as set forth by the Board of Directors.

EMPLOYEE		IMAGE SENSING SYSTEMS, INC.

AGREED:	/s/ James Murdakes	AGREED:	/s/ Michael Eleftheriou
TITLE:	James Murdakes CEO and President	TITLE:	Michael Eleftheriou Chairman, Compensation Committee

DATED:	April 7, 2006	DATED:	April 7, 2006